Exhibit 10.1

—  CONVENIENCE TRANSLATION  —

General Protocol 2007/No. 27 [27 written by hand]

OFFICIAL DOCUMENT

AGREEMENT FOR

SALE AND ASSIGNMENT OF SHARES

Recorded in Basel (Switzerland) on 21 March 2007:

Before me, the undersigned notary public

Dr. Patrick Wamister,

with office in Basel (Switzerland), appeared today:

1.                                                   Ms. Anne Isabell Krämer, born on 16 August 1977, of German nationality, resident in Frankfurt am Main (Germany), identified by a valid German identification card, who, according to her own statement, was not acting on her own behalf but - to the exclusion of any personal liability, in accordance with the copy of the attached power of attorney, the conformity of which with the original power of attorney presented to me I hereby certify -

for SAUER-DANFOSS HOLDING ApS, a company under Danish law with its registered office in Nordborgvej 81, 6430 Nordborg (Denmark)

- hereinafter “Seller” -

2.                                                   Mr. Mario Herrmann, born on 24 September 1973, of German nationality, resident in Munich (Germany), identified by a valid German identification card, who, according to his own statement, was not acting on his own behalf but - to the exclusion of any personal liability, in accordance with the copy of the attached power of attorney, the conformity of which with the original power of attorney presented to me I hereby certify -

for Aurelius Industriekapital GmbH, a company under German law with its registered office in Bavariaring 11, 80336 Munich (Germany), entered in the Commercial Register of the Local Court of Munich [Amtsgericht München] under HRB 165493,

- hereinafter “Buyer” -

The Seller and the Buyer are hereinafter collectively referred to as “Parties”, and individually as “Party”.

The notary advised the parties that due to the absence of certifications of the signatures the legitimacy of the powers of attorney could not be verified definitively by him.

The notary informed the parties about the prohibition of participation [Mitwirkungsverbot] according to the Law of Notaries of the City of Basel [baselstädtisches Notariatsrecht] (EG-ZGB §233 (1) subsection 4) and to the German Authentication Act [Beurkundungsgesetz] (§ 3 (1) no. 7). Both the parties and the notary have negated any prior involvement of the notary or of any of the notary’s office partners as well as of any other persons associated with the notary for the purpose of jointly exercising their profession or of persons with whom he shares his business premises within the meaning of these provisions.

The parties appearing, acting as stated above, requested thereafter the notarization of the following document:

LIST OF SCHEDULES

Schedule 1.4	Commercial Register Excerpts and Articles of Association

Schedule 2.3	Power of Attorney to receive Notice pursuant to § 16(1) of the German Limited Liability Company Act (GmbHG)

Schedule 4	Persons whose Knowledge shall be attributed to Seller

Schedule 4.2 (a)	Pro Forma Balance Sheet dated December 31, 2006

Schedule 4.2 (b)	Methodology for Pro Forma Determination

Schedule 4.3 (a)	List of Assets

Schedule 4.3 (b)	List of Assets with Encumbrances, etc.

Schedule 4.4	Legal Disputes

Schedule 4.6 (a)	Employment Agreements exceeding EUR 75,000 p.a.

Schedule 4.6 (b)	Employees of the Company

Schedule 4.6 (c)	Shop Agreements

Schedule 4.6 (d)	Agreements on Profit Participation, Part-Time Employment for Senior Employees, Pensions, etc.

Schedule 4.6 (e)	Bonus Payments

Schedule 4.7	Material Agreements

Schedule 4.9	Transactions/Actions outside the Ordinary Course of Business since 1 January 2007

Schedule 4.9 (e)	Salary Increases of Employees since 1 January 2007

Schedule 7.1	Agreements to be Terminated

Schedule 7.2	Guarantees and Letters of Credit to be Discharged

Schedule 7.3	Form of Absolute (selbstschuldnerisch) Guarantee

Schedule 7.7	Transfer of AC Motor Business and DC Motor Business

Schedule 10.5	Continuing Agreements

DEFINITIONS

AC Motor Business	as defined in Preamble (D)
Bonus Payments	as defined in Section 4.6 (e)
DC Motor Business	as defined in Preamble (D)
Third Party Claim	as defined in Section 5.4
Due Diligence CD-ROM	as defined in Section 5.1 (b) (y)
Shares	as defined in Preamble (C)
Company	as defined in Preamble (C)
Warranties	as defined in Section 4
Purchaser Claim	as defined in Section 5.1
Purchaser	as defined under No. 2 of the Recitals
Purchase Price	as defined in Section 3.1
Seller’s Knowledge	as defined in Section 4
Liquid Assets	as defined in Section 4.2 (b)
Necessary Production Resources	as defined in Section 4.3
Party	as defined in the Recitals
Parties	as defined in the Recitals
Pro Forma Balance Sheet	as defined in Section 4.2 (a)
S-D Kaiserslautern	as defined in Section 1.2
Taxes	as defined in Section 4.8
Cut-Off Date	as defined in Section 2.2
Seller	as defined under No. 1 of the Recitals
Sealing Period	as defined in Section 10.6
Closing Date	as defined in Section 3.2
Auditors	as defined in Section 5.3 (a)

AGREEMENT FOR SALE AND ASSIGNMENT OF SHARES

entered into between

1.                                      Sauer-Danfoss Holding ApS, a company organized under Danish law and having its registered office in Nordborgvej 81, 6430 Nordborg, Denmark (hereinafter “Seller”)

and

2.                                      Aurelius  Industriekapital GmbH, a company organized under German law and having its registered office in Bavariaring 11, 80336 Munich (hereinafter “Purchaser”)

Hereinafter Seller and Purchaser shall collectively be referred to as the “Parties” and individually shall be referred to as a “Party”.

Recitals

(A)                             Seller is a subsidiary of Sauer-Danfoss Inc., a corporation having its seat in Lincolnshire, Illinois, U.S.A.

(B)                               Purchaser is a German limited liability company (Gesellschaft mit beschränkter Haftung) having its seat in Munich.

(C)                               Seller holds all shares (hereinafter the “Shares”) of Sauer-Danfoss (Berching) GmbH, Industriestrasse 8, 92334 Berching, recorded in the Commercial Register at the Local Court of Nuremberg under number HRB 19293 (hereinafter the “Company”).

(D)                              The Company develops and produces DC motors and drive systems for applications in mobile hydraulic systems. On or before the Closing Date, the development and production of DC motors also operated by Sauer-Danfoss ApS, with a business seat in Odense, Denmark, will fully be transferred to the Company (hereinafter for the entire development and production of DC motors in both locations also referred to as the “DC Motor Business”). In return, the development and production of AC motors (hereinafter the “AC Motor Business”) will, on or before the Closing Date, be transferred to Odense and therefore is not subject to this Agreement.

(E)                                Subject to the terms and conditions of this Agreement, Seller intends to sell its Shares of the Company to Purchaser, and Purchaser intends to purchase Seller’s Shares of the Company.

Section 1
The Company

1.1                                The registered capital stock of the Company totals €25,000.

1.2                                The Company holds 100% of the shares of Sauer-Danfoss (Kaiserslautern) GmbH, Sauerwiesen 6, 67661 Kaiserslautern, recorded in the Commercial Register at the Local Court of Kaiserslautern under number HRB 2805 (hereinafter “S-D Kaiserslautern”). The registered capital stock of S-D Kaiserslautern totals DEM 70,000. As of the Closing Date, S-D Kaiserslautern will no longer conduct any operating activities.

1.3                                The Company has no other direct or indirect subsidiaries or branch offices.

1.4                                The Commercial Register excerpts of the Company and S-D Kaiserslautern attached as Schedule 1.4 reflect — with the exception of the revocation of the Prokurist Ralf Kriegel by shareholders’ resolution dated February 28, 2007, which has been filed, but not yet registered in the Commercial Register of the Company - all facts required to be recorded in the Commercial Register. The attached copies of the articles of association for the Company and S-D Kaiserslautern are up-to-date; these articles of association have not been amended since then.

Section 2
Sale and Assignment of Shares

2.1                                Seller hereby sells to Purchaser, and Purchaser hereby purchases from Seller, Seller’s Shares of the Company, including all rights and obligations pertaining thereto (including dividend rights for the current and previous fiscal years).

2.2                                Subject to the conditions precedent

(i)                                     that the Purchase Price is paid in accordance with Section 3.3;

(ii)                                the bank guaranty is issued pursuant to Section 7.3 or the letter of comfort itemized in Schedule 7.2 has been discharged by way of an equivalent security of a German/European major bank, savings bank (Sparkasse) or cooperative bank (Volksbank) in the amount of at least EUR1,200,000 with discharging effect for Sauer-Danfoss Inc.; and

(iii)                               the conclusion of the agreements described in Section 7.7,

Seller hereby assigns the Shares of the Company to Purchaser. Purchaser hereby accepts said assignment. The transfer shall be effected with commercial effect as of January 1, 2007, 00:00 hours (hereinafter the “Cut-Off Date”). Seller shall have the right to waive the condition precedent set forth in lit. (ii) by declaration vis-à-vis the Purchaser.

2.3                                The present managing directors of the Company and S-D Kaiserslautern will resign as of the Closing Date (as defined below) and Purchaser will hold a shareholders’ meeting, release the current managing directors and appoint new managing directors as of the Closing Date. Purchaser shall cause the Company to act accordingly with respect to S-D Kaiserslautern. The present managing directors of the Company have authorized Purchaser to receive notice pursuant to § 16 para. 1 of the German Limited Liability Company Act (GmbHG) according to the power of attorney attached as Schedule 2.3.

Section 3
Purchase Price

3.1                                The purchase price for the Shares shall total EUR 3,875,000 (in words: three million eighthundredseventyfivethousand euros) (hereinafter the “Purchase Price”). The Purchase Price shall be reduced to EUR 3,650,000 (in words: three million six-hundred fifty thousand euros) in case a German/European major bank, saving banks (Sparkasse) or cooperative bank (Volksbank), at the instigation of Purchaser or an affiliate of Purchaser, has fully discharged the letter of comfort itemized in Schedule 7.2 by way of an equivalent security with discharging effect for Sauer-Danfoss Inc. until the Closing Date.

3.2                                In the case that a discharge will not be effected before the Closing Date pursuant to Section 3.1 sentence 2, but a German/European major bank, savings bank (Sparkasse) or cooperative bank (Volksbank), at the instigation of Purchaser or an affiliate of Purchaser, discharges the letter of comfort itemized in Schedule 7.2 by way of an equivalent security with discharging effect for Sauer-Danfoss Inc.

(i)                                     within 30 days after the Closing Date in the full amount, Seller undertakes to repay a partial amount of the Purchase Price in the amount of EUR 225,000;

(ii)                                  within 60 days after the Closing Date in the full amount, Seller undertakes to repay a partial amount of the Purchase Price in the amount of EUR 150,000;

(iii)                               within 90 days after the Closing Date in the full amount, Seller undertakes to repay a partial amount of the Purchase Price in the amount of EUR 75,000.

The repayment obligation shall become due with ten (10) business days after the Purchaser has proven the discharge to the Seller by appropriate documentation.

3.3                                Purchaser shall irrevocably pay to Seller the Purchase Price no later than 11:00 a.m. (CET) on March 30, 2007 or any other day agreed by the Parties pursuant the last sentence of this Section 3.3 (the “Closing Date”). to Seller’s account at Deutsche Bank AG, SWIFT DEUTDEHH212, IBAN DE43212700200513884701 without deduction of any costs, fees or taxes. On the Closing Date, the Parties will confirm the fulfillment of the conditions precedent and the transfer of the Shares pursuant to Section 2.2 by way of a written closing protocol. If the conditions precedent set forth in Section 2.2 (iii) has not been fulfilled on March 30, 2007, the Parties will mutually determine a new Closing Date.

3.4                                The Purchaser shall have no right to offset any counterclaims or withhold performance based upon any counterclaims against its payment obligations under this Section 3, unless such counterclaims are undisputed or have been an established by a final and conclusive court judgment.

3.5                                Unless otherwise provided in this Agreement, a Party in default with payment shall pay default interest at the rate of 800 basis points above the base interest rate as defined in § 247 (1) of the Civil Code to the other Party. The right of the creditor to seek other, additional remedies shall remain unaffected thereby. Any claim for payment of default interest shall accrue without any further notice or demand for any payments for which a payment due date or payment period is specified in this Agreement.

Section 4
Warranties

Seller hereby warrants, pursuant to an independent warranty within the meaning of § 311 (1) of the Civil Code, that the following representations (the “Warranties”) are true and correct on signing date of this Agreement. The contents and scope of the Warranties, as well as the legal remedies for any breach of warranty shall be determined exclusively by this Agreement. This shall apply, in particular, to the limitations of Seller’s liability under Section 5, which are hereby made an integral part of the Warranties. For clarification purposes, it is hereby agreed that the Warranties shall not be construed as warranties of quality within the meaning of § 434 of the Civil Code or as warranties within the meaning of §§ 443-444 of the Civil Code. For purposes of this Agreement “Seller’s knowledge” shall mean the positive knowledge of the persons named in Schedule 4. Any personal liability of officers, directors or employees of Seller in connection with any breach of the Warranties is hereby excluded, except in cases involving intentional misconduct.

4.1                                Legal matters, Shares

(a)                                The representations made in the Recitals, as well as in Section 1 of this Agreement are true and correct. Seller has the unrestricted right to transfer the Shares. The Shares are not subject to any rights of third parties, and no third parties have any rights of first refusal or other rights to purchase the Shares. The capital contributions for the Shares have been fully paid in and have not been repaid to the shareholders in whole or part.

(b)                               The assets of the Company are not subject to any insolvency proceedings, nor has a petition for insolvency been filed so far with respect to the assets of the Company and the Seller is not aware of any circumstances that the opening of such proceedings is threatened.

4.2                                Pro Forma Balance Sheet

(a)                                The pro forma balance sheet dated 31 December 2006 attached as Schedule 4.2(a) (the “Pro Forma Balance Sheet”) has been prepared in the exercise of reasonable business care in compliance with the principles of proper accounting and in compliance with German accounting regulations in such way as if the measures described in Preamble (D) had been already completed as of 31 December 2006, although without consideration of the participation in S-D Kaiserslautern and according to the methodology attached as Schedule 4.2(b). The Pro Forma Balance Sheet (taking into consideration the aforementioned principles and the pro forma approach) fairly and accurately reflect the Company’s net worth and financial position as of 31 December 2006.

(b)                               As of the Closing Date, the Company has Liquid Assets in the amount of at least EUR 500,000. “Liquid Assets” means cash, cheques, bank deposits and securities.

(c)                                On 31 December 2006, the Company pursuant to the pro forma approach described in Section 4.2(a) had at its disposal net current assets, defined as the balance from trade accounts receivable plus inventory minus trade accounts payable, in the amount of at least EUR 7,500,000.

4.3                                Assets

As of the Closing Date, the Company owns all fixed assets and current assets reported in the Schedule of Assets as of 31 December 2006 included as Schedule 4.3(a), with the exception of assets sold in the ordinary course of business since 1 January 2007. The assets listed in Schedule 4.3(a) are not subject to any restrictions on transferability or other third-party rights in rem, with the exception of reservations of title securing the claims of suppliers against the Company, as well as statutory liens, and the security interests listed in Schedule 4.3(b).

The Company is equipped with all material assets necessary for continuing the DC Motor Business in the current manner. These assets include, but are not limited to, the items listed in Schedule 4.3(a), as well as transferred patents (if any), industrial property rights (if any), licenses (if any) and all material documentation related to the current development and manufacture of DC Motors in Odense (referred to collectively as the “Necessary Production Resources”). With these Necessary Production Resources, and irrespective of the spin-off of the AC Motor Business, the Company is capable of continuing the DC Motor Business (which will forthwith be operated only by the Company) in an appropriately independent manner and — subject to the provisions of Section 7 — without performances by Seller and/or companies affiliated with Seller pursuant to §§ 15 et seq. of the Stock Corporation Act (Aktiengesetz). However, Purchaser is aware that while Seller cannot give any warranty (i) for the use of the name “Schabmüller” by the Company, it shall use reasonable endeavors, without incurring any cost burden, to enable the Company to use such name, (ii) for the continuation of agreements with third parties on the basis of the current conditions and (iii) for the future business development of the Company.

4.4                                Court and regulatory proceedings

As of the signing date of this Agreement, the Company is not a party to a proceeding pending before courts or arbitration tribunals, as well as all regulatory proceedings which has an amount in controversy of more than €20,000. To Seller’s knowledge and except as disclosed in Schedule 4.4, as of the signing date of this Agreement, no additional proceedings of the above kind have been threatened against the Company in substantiated form (orally or in writing). The provisions in Schedule 4.4 are part of this Agreement.

4.5                                Permits and approvals, environment

(a)                                The Company holds all material regulatory permits and approvals necessary for the continuation of its business operations in accordance with past practice. Such permits and approvals have not been withdrawn, revoked or canceled and to Seller’s knowledge, this has not been threatened.

(b)                               To Seller’s knowledge, no real properties used by Seller are subject to any ground contamination within the meaning of the Federal Soil Protection Act (Bundes-Bodenschutzgesetz).

4.6                                Employees

(a)                            All employment agreements with managing directors of the Company, as well as all employment agreements with employees receiving compensation (not including variable bonuses) in excess of €75,000 per annum, are disclosed in Schedule 4.6 (a). Purchaser hereby acknowledges that the current managing directors of the Company will leave the Company as of the Closing Date.

(b)                           Schedule 4.6 (b) contains an (anonymous) list of all employees of the Company as of the Closing Date, specifying for each employee the position, age, start of employment, fixed salary and variable compensation (bonuses), and any special status (part-time, maternity protection, handicapped, trainee, works council), and said list is with reagrd to the number of person complete and otherwise in all material respects complete and correct, except for changes in the ordinary course between the date of this Agreement and the Closing Date (e.g. terminations).

(c)                            Schedule 4.6 (c) lists all works agreements and, if resulting in any payment obligations or other material obligations to Company, corporate practices.

(d)                                 Except as disclosed in Schedule 4.6 (d), the Company has made no agreements for profit-sharing, part-time employment for senior employees, pensions or other retirement, health or disability benefits.

(e)                                  Sellers warrants that neither the Company nor Seller nor a company affiliated with Seller within the meaning of §§ 15 et seq. of the Stock Corporation Act has promised or held out the prospect of payments or other benefits or compensation to executive bodies of the Company and/or employees of the Company on the occasion of or in connection with this Agreement (“Bonus Payments”) above and beyond the Bonus Payments listed in Schedule 4.6(e), and that the Bonus Payments reported in Schedule 4.6(e) will be paid directly by Seller.

4.7                                Material agreements

Except as disclosed in Schedule 4.7, the Company is not bound by any agreements of the following kind the primary obligations of which have, at the date hereof, not been fully accomplished:

(a)                                 Joint venture and similar cooperation agreements with a financial impact for the Company exceeding EUR 50,000 in the individual case;

(b)                                agreements on the acquisition or disposal of real estate with a value exceeding EUR 50,000 in the individual case;

(c)                                 customer and supply agreements providing for obligations of the Company exceeding EUR 50,000 per year or in the individual case;

(d)                                loan facilities, notes, debt obligations or other bonds from or vis-à-vis third parties having a volume exceeding EUR 50,000 per individual case;

(e)                                 lease or leasing agreements providing for obligations of the Company exceeding EUR 25,000 in the individual case per year.

4.8                                Taxes

The Company has filed all legally required tax returns in a timely manner. All taxes, tax prepayments, social insurance contributions, any other taxes assessed against the Company or reported by the Company in estimated tax returns have, to the extent due for payment, been paid on the applicable payment due date. The term “taxes” in this Agreement shall include taxes including interest, costs and any ancillary charges (Nebenabgaben) within the meaning of § 3 of the German Fiscal Code (Abgabenordnung).

4.9                                Conduct of business operations since 1 January 2007

In the time period from 1 January 2007 until the signing date of this Agreement, the Company has (with the exception of those measures described in Preamble (D)) made no transactions or taken any other actions outside the ordinary course of business, and, except as disclosed in Schedule 4.9, none of the following actions or events have been taken or occurred:

(a)                                any actions subject to approval by the shareholders’ meeting under applicable law or the Company’s articles of incorporation and bylaws;

(b)                               any delivery of monetary or non-monetary benefits to any shareholders, companies affiliated with any shareholder, or persons associated with any shareholder;

(c)                                acquisition of any fixed assets with a value in excess of €50,000 per transaction, unless provided for in the investment plan delivered to Purchaser prior to the signing date of this Agreement;

(d)                               any amendments or modifications to material agreements as defined in Section 4.7;

(e)                                any changes to the compensation or notice period for termination of any employees, or promises of any other benefits (including, without limitation, pension benefits), with the exception of salary increases pursuant to Schedule 4.9(e); any actions representing operational changes within the meaning of § 111 of the German Works Constitutional Act (BetrVG);

(f)                                  any damages to the Company’s assets in excess of EUR 50,000 per individual case.

Section 5
Liability of Seller

5.1                                In the event of breach or non-performance of any Warranties or of any other obligation of Seller under this Agreement (hereinafter “Purchaser Claim”), Seller shall place Purchaser in the position in which Purchaser would have been, had the warranty in question or other obligation of Seller not been breached (specific performance). Seller may at any time pay monetary damages in lieu of rendering specific performance, in accordance with the following terms and conditions. If and to the extent that specific performance has not been initiated within thirty (30) calendar days from notice of a Purchaser Claim in accordance with Section 5.2 or if specific performance is objectively impossible from the outset, Purchaser may demand monetary damages in lieu of specific performance, in accordance with the following terms and conditions:

(a)                                   Any liability of Seller under this Agreement shall be limited to Purchaser’s actual direct damages, with recovery of consequential damages of any kind (including increased refinancing costs), compensation for depreciation of the sold Shares or for reduced net worth of the Company, and recovery of any lost profits or internal costs and expenses of Purchaser being excluded in all cases.

(b)                                  Seller shall have no liability under Section 5.1, if

(i)                                   the damages resulting from a breach of warranty have been taken into account by specific valuation allowances or accruals in the Pro Forma Balance Sheet (the Parties, however, agree that this provision shall not apply to the case mentioned in Schedule 4.4);

(ii)                                the damages claimed have been recovered, or in the exercise of reasonable care and diligence could have been recovered, from third parties; or

(iii)                             circumstances resulting in a Purchaser Claim were known to Purchaser on the signing date of this Agreement. Purchaser shall be deemed to have knowledge of all facts disclosed in this Agreement (including the Schedules thereto) or in the following documentation:

(x)                                            Seller’s “Information Memorandum” of September 2006;

(y)                                          the documents made available in the data room for purposes of the due diligence review which have been recorded on the CD-ROM that has been handed over to the Notary pursuant to Section 10.6 (the “Due Diligence CD-ROM”); and

(z)                                            the responses to the requests for information submitted by Purchaser or its advisors; or

(iv)                            Purchaser has failed to follow the procedures defined in Sections 5.2 and 5.4 above, causing financial losses to Seller.

(c)                                   Purchaser shall have no Purchaser Claim unless each claim individually exceeds the amount of €10,000 and all claims collectively exceed a total amount of € 150,000. If a Purchaser Claim or Claims exceed the aforementioned amounts, Purchaser’s recovery shall be limited to the excess amount. This limitation shall not apply to Purchaser Claims based  on a breach or non-performance of the Warranty pursuant to Section 4.2 (b).

The liability of Seller for any breach of warranty — with the exception of the Warranties made in Section 4.1 and Section 4.2 (b) — shall be limited to a total amount of 50% of the Purchase Price.

The total liability of Seller under this Agreement shall however be limited to the Purchase Price.

The limitations of liabilities provided for in this Subsection (c) shall however not apply to any claims alleging fraudulent or intentional misconduct by Seller.

(d)                                      The limitation period for any and all Purchaser Claims shall be two (2) years from the Closing Date, provided however that the limitation period for any Purchaser Claims alleging a failure of Seller to transfer the sold Shares free and clear of third-party liens (liability for defects in title) shall be five (5) years from the Closing Date. The limitation period for any Purchaser Claims alleging fraudulent or intentional misconduct by Seller shall be governed by applicable law. The limitation periods set out in Section 8.3 shall remain unaffected by this Subsection (d).

5.2                                In the event of breach or non-performance of any Warranties or other obligation of Seller under this Agreement, Purchaser shall provide Seller with written notice of a Purchaser

Claim within twenty (20) business days from discovery of the circumstances by Purchaser reasonably indicating accrual of a Purchaser Claim. The notice shall specify the type of and grounds for the Purchaser Claim, as well as the amount of the Purchaser Claim to the extent the determinable at such time. Without prejudice to the validity of the Purchaser Claim, Purchaser shall permit Seller and its advisors to investigate the circumstances surrounding the alleged Purchaser Claim, in particular the grounds for and amount of such claim. Purchaser shall provide Seller and its advisors with information and permit Seller and its advisors to inspect Purchaser’s files and records to a reasonable extent. This right shall include the right, to the extent permitted by law, to gain access to the business premises of Purchaser and the Company, the right to question employees of Purchaser of the Company, and the right to inspect, copy or photograph all documents and records which are in the opinion of the Seller necessary to clarify the facts, provided however that Seller shall reimburse Purchaser for all reasonable, appropriately documented costs and expenses incurred in connection therewith. Purchaser warrants compliance with the provisions of this Section 5.2 by the Company. The rights of Seller provided for in this Section 5.2 shall continue in effect even if a legal action is pending between the Parties.

5.3                                If Purchaser gives notice to Seller pursuant to Section 5.2 that in its opinion the warranty under Section 4.2 (a) or (c) is not correct, the following shall apply:

(a)                                  Purchaser shall instruct Bayerische Treuhandgesellschaft Aktiengesellschaft Wirtschaftsprüfungsgesellschaft Steuerberatungsgesellschaft (the “Auditors”) to review the Pro Forma Balance Sheet (the “Review”) and to summarize the results in an audit opinion within the meaning of § 322 of the German Commercial Code (HGB — hereinafter the “Commercial Code”) or, if the Auditors refuse to issue an audit opinion within the meaning of § 322 of the Commercial Code (for any legal reasons), summarize the audit results in an audit opinion which is, in substance, identical to an audit opinion within the meaning of § 322 of the Commercial Code.

(b)                                 If in the view of one Party the result of the Review has not been prepared in accordance with the principles referenced in Section 4.2 lit. (a) or (b) above, it may provide the other Party with written notice thereof within one (1) month from receipt of the result of the Review, specifying the relevant balance sheet items as well as the grounds for the objection of either Party. If the Parties are unable to settle their dispute regarding the result of the Review within one (1) month from receipt of such notice, the matter shall finally be settled by an independent accountant as an arbitrator upon application by either party. If the Parties are unable to agree upon an accountant within the aforesaid one month period, an accountant shall be appointed by the Institut der Wirtschaftsprüfer e.V. (Institute of German Accountants) in Düsseldorf, upon application by either Party. The decision of the arbitrator shall be binding for both Parties in accordance with § 319 (1) of the Civil Code. The costs of the arbitrator shall be borne by the Parties in proportion to the extent to which each Party prevails or loses.

(c)                                  Purchaser shall ensure that Seller, Seller’s representatives, and the arbitrator shall receive access to all documentation and information relevant to the review (including the work products of the Auditors), as well as an opportunity to speak with the management and all relevant employees of the Company.

5.4                                In the event that any third parties (including any government agencies or tax authorities) raise any claims, objections of defenses against Purchaser, the Company or S-D Kaiserslautern, or any legal actions or other legal measures are instituted or threatened against Purchaser, the Company or S-D Kaiserslautern, or any administrative investigations, audits or administrative acts that may result in a Purchaser Claim (hereinafter “Third-Party Claim”) being instituted, decreed or threatened, the following provisions shall apply:

(a)                                   Purchaser shall provide Seller with notice of any Third-Party Claim in accordance with Section 5.2. Purchaser shall ensure that, to the extent permitted by law, all documentation and information relevant to a review of the Third-Party Claim (including copies of all correspondence, as well as all notices from courts or regulatory authorities) shall, to the extent available to Purchaser, be made available to Seller and its advisors at Seller’s cost, and that Seller and its advisors shall be afforded an opportunity to coordinate the defense of the Third-Party Claim with Purchaser and the Company. Seller shall, in particular, be afforded an opportunity to state its position with respect to and participate in any tax audits and to review the results of any tax audits, to the extent permitted by law and not unduly burdensome.

(b)                                  Under no circumstances shall Purchaser, the Company or S-D Kaiserslautern have any right to accept full or partial liability for, settle, or otherwise dispose of any Third-Party Claim without the prior written consent of Seller. Seller shall have the right to take any actions in or out of court at its own cost which, in the view of Seller, are necessary for raising defenses against any Third-Party Claim, for raising objections against any Third-Party Claim or for otherwise defending against such claim, or for accepting liability for such claim (including the right to bring counterclaims or other claims against third parties in Seller’s own name and at Seller’s own risk). Seller will inform Purchaser thereof without undue delay.

(c)                                   Purchaser shall provide Seller and its advisors with reasonable information in connection with the aforementioned actions, support Seller at Seller’s cost in the exercise of Seller’s rights under this Subsection 3, in particular in connection with taking legal recourse against any Third-Party Claim.

(d)                                  The provisions of Section 5.2 hereof regarding the cooperation obligations of Purchaser shall apply without limitation.

(e)                                   Purchaser warrants that the Company and S-D Kaiserslautern shall comply with the obligations arising from this Section 5.4.

5.5                                The remedies available to Purchaser for any breach of the Warranties made in Section 4 shall be governed exclusively by this Section 5. Except for the (primary) claims for performance with respect to the delivery of the Shares created by this Agreement and claims for breach of any of the obligations expressly defined in this Agreement, neither Party shall — on any legal grounds whatsoever — have any other claims arising from or in connection with this Agreement and/or the Company. In particular, Purchaser shall have no statutory warranty claims, and neither Party shall have any claims for breach of pre-contractual obligations (§ 311 (2) of the Civil Code), claims for breach of any other contractual subsidiary obligations, or any claims for frustration of contract (§ 313 of the Civil Code). In particular, Seller shall not be liable for the Company’s future business development, financial condition or future performance or any details or information which have been given orally vis-à-vis the Purchaser or were contained in documents — unless explicitly provided otherwise under this Agreement. Under no circumstances shall the Parties have a right to rescind this Agreement or to otherwise unwind this Agreement — this shall not apply for Seller’s right to withdraw from this Agreement in case Purchaser fails to pay the Purchase Price for more then five (5) bank business days. Any claims by one Party alleging intentional misconduct by the other Party shall remain unaffected thereby.

5.6                                The Parties agree that a breach of more than one Warranty made in Section 4 through the same circumstances shall only be taken into account or entitle the Purchaser to claim the damages once.

5.7                                Any payment of damages by Seller in accordance with this Section 5 shall, in relation to Purchaser, qualify as a reduction of the Purchase Price.

Section 6
Obligations in the Time Period from
the Signing Date until the Closing Date

6.1                                Seller shall ensure, to the extent permitted by law, that in the time period from the signing date until the Closing Date of this Agreement, the Company shall continue to operate its businesses in the ordinary course of business, and in the same manner and to the same extent as in the past. Any measures as described in Preamble (D) shall remain unaffected thereby.

6.2                                Seller shall ensure that in the time period from the signing date until the Closing Date of this Agreement, Purchaser and its advisors shall upon demand be permitted to inspect any documents and records of the Company, gain access to any business premises of the Company, contact any managing directors and employees of the Company, and collect information about any matters related to the Company during regular business hours, to the extent necessary in connection with the performance of this Agreement.

Section 7
Other Rights and Obligations

7.1                                The Parties agree that all those agreements listed in Schedule 7.1 which have not been (fully) accomplished or which provide for ongoing obligations between Seller and/or its affiliates on the one hand and the Company on the other hand shall be terminated effective no later than the Closing Date. The Parties agree insofar that, effective as of the Closing Date, all claims or liabilities of the Seller and its affiliates on the one hand and the Company on the other hand resulting from such agreements shall lapse or be discharged as of the Closing Date, and that the Parties shall mutually release one another from all such claims and liabilities.

7.2                                Effective as of the Closing Date, Purchaser shall assume all obligations of Seller (or any of its affiliated companies) arising from or in connection with the guarantees and letters of credit itemized in Schedule 7.2. Purchaser shall make best efforts to discharge such guarantees and letters of credit as soon as possible.

7.3                                In the event that Purchaser is unable to discharge any guarantees or letters of credit in accordance with Section 7.2, Purchaser shall indemnify and hold harmless Seller or, as relevant the respective affiliated company, from and against any and all liability in connection therewith. This indemnity obligation shall be secured up to an amount of EUR 1,200,000 by an absolute guarantee from a German/European major bank, savings bank (Sparkasse) or cooperative bank (Volksbank), substantially in the form attached as Schedule 7.3. The guarantee shall be returned to the Purchaser once the letter of comfort itemized in Schedule 7.2 has been fully discharged with discharging effect for Sauer-Danfoss Inc. The Parties agree that the statute of limitation of the indemnity obligation shall not commence before a claim has been raised against Seller or the respective group company.

7.4                                Immediately following the Closing Date, Purchaser shall procure that the term “Sauer-Danfoss” and any other names, logos, descriptions, trade marks and references allowing for a link to the Seller’s business operations, the products or its former capacity as shareholder of the Company, used in the business domain or the scope of responsibility of the Company and/or S-D Kaiserslautern, will be removed and not be used in the future any longer (and that such usage will neither be granted to any third parties); such obligation includes the change of the corporate names of the Company and S-D Kaiserslautern, which must have been submitted to the competent register court within one (1) month after the Closing Date (Seller must be provided with a corresponding verification). The foregoing obligation shall not prevent Purchaser from using information and technical documents and labelling material in stock for a transition period of six (6) months after the Closing Date.

7.5                                The Parties agree that any assets related to the AC Motor Business shall not remain with the Company. To the extent, any doubts arise in future as to whether certain assets, which have not been relocated as per Closing Date to Sauer-Danfoss ApS in Odense, shall in fact remain with the Company or whether these assets rather relate to the AC Motor Business, the Parties will make best efforts to decide amicably whether the respective asset relates to the AC Motor Business. In case of dispute, it shall in particular be taken into account whether the respective asset according to its nature and quality, and mainly with respect to its commercial and functional purpose serves the AC Motor Business. Purchaser shall be responsible that the Company will make any declarations necessary for the transfer of legal title of the respective assets to a company nominated by Seller and take any other transfer actions.

7.6                              The Parties agree that any assets belonging to the DC Motor Business shall be transferred to the Company. Should any doubts arise in the future as to whether certain assets that have not been transferred to the Company as per Closing Date shall in fact remain with Sauer-Danfoss ApS in Odense or whether these assets rather belong to the DC Motor Business, the Parties will make best efforts to decide amicably whether the respective asset relates to the DC Motor Business. Particularly in case of dispute, the determinative aspect shall be whether the nature and quality of the respective asset, and in particular its commercial and functional purpose, are intended to serve the DC Motor Business. Seller guarantees that Sauer-Danfoss ApS in Odense will make any declarations necessary for the transfer of legal title of the respective assets to the Company and take any other transfer actions.

7.7                                Sauer-Danfoss ApS and the Company will enter into separate agreements regarding the transfer of the AC Motor Business and the consolidation of the DC Motor Business, including the transfer of customer relations as well as the performance of services and repairs with regard to the products delivered by the respective other party to clients prior to the Cut-Off Date, substantially in the form attached as Schedule 7.7, but subject to the final agreement of the Seller and the Purchaser. The Parties will jointly endeavour to have these agreements signed by March 28, 2007 at the latest.

7.8                                The Parties agree that based upon the outsourcing of the AC Motor Business to Odense and the consolidation of the DC Motor Business at the Company, a trusting collaboration between Sauer-Danfoss ApS and the Company is necessary in order to successfully accomplish the restructuring of both companies. In this context, Seller agrees to take reasonable efforts to ensure that Sauer-Danfoss ApS will provide the Company — to a reasonable extent and at cost - with all information and support necessary for continuation of the DC Motor Business for a time period of twelve (12) months following the Closing Date. In return, Purchaser agrees to take reasonable efforts to ensure that the Company will provide Sauer-Danfoss ApS — to a reasonable extent and at cost - with the necessary information and support for the continuation of the AC Motor Business for a time period of twelve (12) months following the Closing Date.

7.9                                In the event any expenses are incurred by the Company after the Closing Date that are directly connected to the transportation, setup, installation, modification, and dismantling of equipment and systems as well as buildings and building sections affected by the outsourcing of the AC Motor Business and the takeover of the DC Motor Business previously operated in Odense, Seller shall reimburse to the Company for any corresponding proven external costs. This, however, shall not apply to any expenses of the Company required after the Closing Date for adjustments of such machines and facilities to German safety provisions; these costs shall be borne by the Company or, as the case may be, the Purchaser, and the Purchaser shall indemnify the Seller in this respect.

The Seller will provide to the Company for a period of three (3) months after the Closing Date Internet access as well as e-mail services (including all services connected thereto such as server, firewall, etc.) at no charge, provided, however, that the Seller shall not be liable for misperformance unless it acted intentionally or gross negligently. Furthermore, the Seller shall be obliged for a period of further six (6) months after the aforementioned three-month period to forward to the Company the e-mails addressed to employees of the Company.

7.10                          Seller agrees to refrain for a period of three (3) years from the Closing Date from enticing directly or indirectly current employees of the Company, and affirms that no service or employment agreements have been offered to the employees of the Company thus far, nor have such agreements been signed with the employees of the Company unless otherwise explicitly permitted under the terms of this Agreement. In this context, Seller will similarly guarantee that companies affiliated with Seller within the meaning of §§15 et seq. of the Stock Corporation Act will meet the aforementioned obligation. Excluded from the above obligations is the hiring of employees applying with reference to a general job advertisement (as opposed to an advertisement in a regional newspaper).

In case of a breach of the aforementioned obligations Purchaser shall be obligated to pay a lump sum in the amount of EUR 50,000 for each work or employment agreement concluded with an employee within the aforementioned meaning.

7.11                         Purchaser agrees to refrain for a period of three (3) years from the Closing Date from enticing directly or indirectly current employees of Seller, and affirms that no service or employment agreements have been offered to the employees of Seller or Sauer-Danfoss ApS in Odense thus far, nor have such agreements been signed with the employees of Seller or Sauer-Danfoss ApS in Odense unless otherwise explicitly permitted under the terms of this Agreement. In this context, Purchaser will similarly guarantee that companies affiliated with Purchaser within the meaning of §§15 et seq. of the Stock Corporation Act will meet the aforementioned obligations. Excluded from the above obligations is the hiring of employees applying with reference to a general job advertisement (as opposed to an advertisement in a regional newspaper).

In case of a breach of the aforementioned obligations Purchaser shall be obligated to pay a lump sum in the amount of EUR 50,000 for each work or employment agreement concluded with an employee within the aforementioned meaning.

7.12                          Purchaser is aware that the Company’s insurance coverage is currently covered by frame agreements and group policies of the Seller group. The Company’s insurance coverage will be terminated as of the Closing Date and the Purchaser will have to make sure that the Company obtains insurance policies after such date.

7.13                          Purchaser declares that it intends to enter into negotiations on the extension of the current preservation of the location with the works council of the Company.

Section 8
Taxes

8.1                                Seller shall indemnify Purchaser for any liabilities incurred by the Company as a result of any tax audits with respect to any taxes (as defined in Section 4.8), social security contributions, or other charges or dues (in each case including interest, penalties, late charges and other internal costs) for assessment periods ending prior to or on the Cut-Off Date, less the cash value (discounted at the rate of 3%) of any tax benefits received by Purchaser in connection therewith within the five (5) fiscal years following the Cut-Off Date. The indemnity obligation shall only apply if the liabilities are determined through a formally unchallengeable order which is neither of preliminary nature nor subject to review by the respective tax authority. Further, the indemnity obligation shall only apply to the extent the liabilities have not been indicated as liabilities or accruals in the Pro Forma Balance Sheet. The indemnity obligation shall not apply to the extent the liabilities derive from voluntary measures of the Purchaser (such as the modification of annual statements or tax declarations of the Company, unless such modifications are required by mandatory law) which have been effected after the Closing Date.

8.2                                Purchaser shall pay to Seller (also by way of offset) any refunds for taxes, social security contributions or other charges or dues related to the Company and assessment periods ending prior to or on the Cut-Off Date. The payment obligation shall apply only insofar as the underlying tax, contribution or charges receivable have not been set forth in the Pro Forma Balance Sheet. Purchaser shall provide Seller with prompt notice of any such refunds. Further, the Purchaser shall indemnify the Seller from any taxes and all direct any indirect detriments if and to the extent they derive from voluntary measures taken by the Purchaser.

8.3                                The limitation period for any claims of Purchaser under Section 8.1 shall be six (6) months from issuance of a final and enforceable tax assessment notice (following a tax audit). The limitation period for any claims of Seller under Section 8.2 shall be six (6) months from receipt of a tax refund notice by Seller in accordance with Section 8.2, or, in case of a tax burden or any detriment within the meaning of Section 8.2 sentence 4, within six (6) months after such tax burden or detriment has demonstrably become known to the Seller.

8.4                                The Purchaser shall inform the Seller immediately and fully on any commencement of an audit or any other proceedings, if and to the extent the legal position of the Seller could be affected thereby. Purchaser shall afford Seller or its authorized representatives an opportunity to participate in any external tax audits related to time periods ending before or on the Cut-Off Date. The provisions of Section 5.4 of this Agreement shall apply mutatis mutandis (irrespective of whether a Third-Party Claim in the technical meaning of Section 5.4 has been asserted).

8.5                                Tax declarations which must be filed by the Purchaser or the Company with respect to a period ending prior to or on the Cut-Off Date shall be subject to review and prior written consent by the Seller. The Purchaser shall ensure that the Seller without, any delay, obtains a copy of all tax assessments which are issued after the Closing Date and relate to periods which end prior to or on the Cut-Off Date.

8.6                                Legal remedies (including court proceedings) relating to periods ending prior to or on the Cut-Off Date, shall be pursued jointly by the Purchaser and the Seller. The Purchaser shall not terminate such remedies by settlement without the prior written consent of the Seller.

Section 9
Confidentiality, Publications and Notices

9.1                                The Parties agree to keep the terms and conditions of this Agreement confidential. The Parties shall coordinate all public announcements required to be made after the signing of this Agreement in compliance with national or international, statutory or regulatory reporting obligations, unless prohibited by law or impracticable.

9.2                                Purchaser shall have the right to announce its acquisition of the Company immediately after the signing of this Agreement by issuing a press release in coordination with Seller.

9.3                                Purchaser shall be responsible that Seller and its personnel and/or advisors will be granted access to any information and documents of the Company after the Closing Date to the extent necessary to allow Seller to pursue its legitimate interests associated with this Agreement or with any activities related to the time period prior to the Closing Date. The foregoing shall also apply to information required by Seller from the business operations of the Company in connection with the measures described in Preamble (D) after the Closing Date.

9.4                                All notices from Seller to Purchaser shall be effected by telefax, registered mail or courier and shall be addressed to the following recipients:

Aurelius Industriekapital GmbH

Attn.: Management Board

Bavariaring 11

80336 München

Federal Republic of Germany

Fax: +49 89 54 47 99 55

9.5                                All notices from Purchaser to Seller shall be effected by telefax, registered mail or courier and shall be addressed to the following recipients:

SAUER-DANFOSS Holding ApS

Attn.: John Langrick, Director

c/o Sauer-Danfoss GmbH & Co. oHG

Postfach 2460

D-24531 Neumünster

Fax: +49 432 187 11 21

with a copy to:

Sauer-Danfoss Inc.

Attn: Mr Andrew Ballantine

Corporate Counsel

250 Parkway Drive, Suite 270

Lincolnshire, Illinois 60069 USA

Fax: +1 (847) 876-1762

Section 10
Final Provisions

10.1                          Interest shall be computed based upon the actual number of days elapsed and an interest year of 365 days.

10.2                          Neither Party shall have the right to assign any rights or obligations arising from this Agreement to third parties except with the consent of the other Party.

10.3                          All transfer taxes (within the meaning of the German Fiscal Code), fees (including notary’s fees), stamp taxes, registration fees or other fees incurred in connection with the execution and performance of this Agreement (including fees for any regulatory permits or approvals) shall be paid by Purchaser. Each Party shall pay the costs of its own advisors.

10.4                          This Agreement reflects the entire agreement made by the Parties with respect to the subject matter hereof; no further obligations of Seller with respect to the Company and its business shall derive from any side agreements or written or oral disclosure or information made or given in the course of the transaction procedure. Any modifications or amendments to this Agreement, including any modification of this provision, shall be in written form or in compliance with any applicable, more stringent form requirements.

10.5                          With effect as from the Closing Date, Purchaser shall be responsible vis-à-vis Seller that the Company, its affiliates, directors, employees and other personnel assert no claims vis-à-vis the Seller or its affiliates or vis-à-vis third parties with effect to the Seller or its affiliates and shall indemnify (irrespective of any requirement of fault) the Seller or its affiliates from any liabilities, costs and damages resulting from the assertion of the aforementioned claims. This Section 10.5 shall not apply to claims arising from agreements set out in Schedule 10.5.

10.6                          The Parties hereby mandate the acting Notary to seal the Due Diligence CD-ROM for a period of thirty (30) months commencing on the date of signing of this Agreement (the “Sealing Period”). During the Sealing Period, each Party may, in the presence of the other Party, have the Due Diligence CD-ROM unsealed, review the information contained therein and have it subsequently re-sealed by the notary. After the expiry of the Sealing Period the Notary shall — after corresponding notification vis-à-vis the Parties — duly destroy the Due Diligence CD-ROM, if neither Party has brought a claim based on information contained in the Due Diligence CD-ROM. The obligation to bear the cost provided for in Section 10.3 sentence 1 shall apply.

10.7                          Seller has prepared an English translation of this Agreement. The German version shall however be controlling for purposes of the interpretation of this Agreement.

10.8                          This Agreement shall be governed by and construed in accordance with German law, with the exception and under exclusion of the provisions of the UN Convention on Contracts for the International Sale of Goods (CISG). Any disputes arising from or in connection with this Agreement shall be determined exclusively by a court of competent jurisdiction in Frankfurt am Main, Germany.

10.9                          If any provision of this Agreement shall be held invalid or unenforceable in whole or in part, such invalidity or unenforceability shall not affect the remaining provisions of this Agreement. In such event, any invalid provision shall be deemed to be replaced by such valid provision as most closely reflects the commercial intent and purpose of the original provision, in particular if the length of a time period is involved, in which case the invalid time period shall be replaced by the longest time period permitted by law. The foregoing shall apply analogously to any omissions under this Agreement.

IN WITNESS THEREOF, the present document was, with the exception of the English translation in annex 7.7 and the annexes 4, 4.3 (a), 4.6 (a), 4.6 (b), 4.6 (c), 4.6 (e), 4.7 and 7.1, read aloud in my presence in its entirety to the parties appearing, acknowledged as correct and approved by them as well as personally signed by the parties appearing and by myself, the notary, together with the affixation of my seal. The annexes 4, 4.3 (a), 4.6 (a), 4.6 (b), 4.6 (c), 4.6 (e), 4.7 and 7.1 were presented to the parties involved for their attention and each page of such annexes was signed by them. The parties appearing have renounced the reading aloud of such annexes.

DONE AT BASEL, 21 (twenty-first day of ) March 2007 (two thousand and seven)

[Seal of the notary: NOTARIUS BASILIENSIS PATRICK WAMISTER I.U.D.]

[Signatures of Ms. Anne[Isabell] Krämer, Mr. Mario Herrmann and Dr. Patrick Wamister, notary]

[Stamp of Dr. Patrick Wamister, notary]

General Protocol 2007/No. 27 [27 written by hand]

[21 March 2007] [written by hand]